Exhibit 10.18

EMPLOYEE OPTION AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Employee Option Agreement (the “Agreement”), is entered into as of the Grant Date, by and between the Optionee and Hexcel Corporation, a Delaware corporation (the “Company”).

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Optionee shall be granted an Option (as defined below) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan.

1. Notice of Grant; Acceptance of Agreement. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the number of Options indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein. Optionee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to the Option. By accepting the Agreement, the Optionee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee shall be final and binding.

2. Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The Option granted herein constitutes an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3. Grant of Option. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), which Option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each Option entitles the Optionee to purchase one share of Common Stock in accordance with, and subject to the terms of, this Agreement, and the aggregate number of shares purchasable is equal to the number of Options hereby granted (“Option Shares”).

4. Purchase Price. The Purchase Price per share of the Option Shares is the Fair Market Value per share of Common Stock as of the Grant Date, and is set forth on Annex A.

5. Terms of Option.

(a) Expiration Date; Term. Subject to Section 5(c) below, the Option shall have a term of ten (10) years from the Grant Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement and the Plan. The ten-year period from the Grant Date to its tenth anniversary shall constitute the “Term” of the Option.

(b) Vesting Period; Exercisability. Subject to Section 5(c) below, the Option shall vest and become exercisable at the rate of 33-1/3% of the Option Shares on each of the first three anniversaries of the Grant Date (each such date a “Vesting Date”). The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the Option Shares subject to the Option. If the foregoing schedule would produce fractional Option Shares on a Vesting Date, the number of Option Shares for which the Option becomes vested and exercisable on such Vesting Date shall be rounded down to the nearest whole Option Share, with the portion that did not become vested and exercisable as provided above, because of the rounding down, shall become vested and exercisable on the third anniversary of the Grant Date so that the entire portion of such Option is vested and exercisable on the third anniversary of the Grant Date, provided that the Optionee has not had a termination of employment prior to such date.

(c) Termination of Employment; Change in Control.

(i) For purposes of the grant hereunder, any transfer of employment by the Optionee within the Hexcel Group shall not be considered a termination of employment by the applicable member of the Hexcel Group.

(x) If the Optionee’s employment with a member of the Hexcel Group is terminated for Cause (as defined in the last Section hereof), the Option, whether or not then vested and exercisable, shall be automatically terminated as of the date of such termination of employment. Subject to Section 5(c)(ii), if the Optionee’s employment with a member of the Hexcel Group shall terminate other than by reason of Retirement (as defined in the last Section hereof), Disability (as defined in the last Section hereof), death or Cause, the Option (to the extent then vested and exercisable) may be exercised at any time within ninety (90) days after such termination (but not beyond the Term of the Option). The Option, to the extent not then vested and exercisable, shall immediately expire upon such termination.

(y) If, while employed by a member of the Hexcel Group, the Optionee dies or is terminated by a member of the Hexcel Group following Disability, the Option shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for one year from the date of termination of employment on account of death or following Disability (but not beyond the Term of the Option).

(z) Subject to Section 5(c)(ii), if the Optionee’s employment with a member of the Hexcel Group terminates by reason of Retirement, (A) the Option shall, if not fully vested and exercisable at the time of such termination, continue to vest and become exercisable in accordance with Section 5(b) above, and (B) the Option shall expire upon the earlier to occur of the five-year anniversary date of such Retirement and the expiration of the Term. If the Optionee dies during the five-year period immediately following the Retirement of the Optionee, the Option shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for the remainder of the five-year period from the date of Retirement (but not beyond the Term of the Option).

(ii) In the event of a Change in Control (as defined in the last Section hereof), provided the Optionee has been continuously employed by the Hexcel Group from the Grant Date through the date of such Change in Control or has terminated employment prior to the date of such Change in Control due to Retirement, the Option shall immediately become fully vested and exercisable.

(x) Following a Change in Control, the post-termination period of exercisability of the Option held by an Optionee that was not employed by a member of the Hexcel Group as of the date of such Change in Control, shall not be extended, but shall be as set forth in Section 5(c)(i)(x), Section 5(c)(i)(y) or Section 5(c)(i)(z), as applicable.

(y) Following a Change in Control, the post-termination period of exercisability of the Option held by an Optionee who was employed by the Hexcel Group as of the date of such Change in Control, but whose employment with the Hexcel Group is terminated within two years following such Change in Control, (A) other than by reason of Retirement, Cause, Disability or death (for which the period of exercisability is set forth in Section 5(c)(i)(x), Section 5(c)(i)(y) or Section 5(c)(i)(z), as applicable) or (B) for Good Reason (as defined in the last Section hereof) shall in either case be extended and the Option shall remain exercisable for a period of two years from the date of such termination of employment (but not beyond the Term of the Option).

(iii) Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the Option and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan.

(d) Forfeiture of Option on Certain Conditions. Optionee hereby acknowledges that the Hexcel Group has given or will give Optionee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products. The Optionee further acknowledges that the use of such information by Optionee other than in furtherance of Optionee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group. In exchange for access to such confidential, proprietary or trade secret information, Optionee hereby agrees as follows:

(i) Notwithstanding anything to the contrary contained in this Agreement, should the Optionee breach the “Protective Condition” (as defined in Section 5(d)(ii)), then (A) the Option, to the extent not previously exercised, shall immediately be forfeited upon such breach, (B) the Optionee shall immediately deliver to the Company the number of Option Shares previously acquired by the Optionee during the 180-day period prior to the termination of the Optionee’s employment with any member of the Hexcel Group that have not been sold or otherwise disposed of in exchange for payment by the Company of any amount actually paid therefor by the Optionee, and (C) with respect to any Option Shares previously acquired the Optionee during the 180-day period prior to the termination of the Optionee’s employment with any member of the Hexcel Group that have been sold or otherwise disposed of, the Optionee shall immediately pay to the Company, in cash, an amount equal to the Fair Market Value of such Option Shares as of the date acquired by the Optionee, less any amount actually paid therefor by the Optionee. The Company may elect to reduce the number of Option Shares, or the amount of the cash payment, otherwise due under clauses (B) and (C) to reflect the Optionee’s liability for taxes payable on the exercise of the Option.

(ii) “Protective Condition” shall mean that (A) the Optionee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Optionee, or otherwise imposed on Optionee by applicable law, and (B) during the time Optionee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Optionee’s employment with any member of the Hexcel Group, the Optionee does not (1) engage, directly or indirectly, in any substantially similar or related capacity, as the Optionee was engaged or employed by any member of the Hexcel Group during the Optionee’s employment, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world where the Optionee performed services for any member of the Hexcel Group during the preceding 24 months of the Optionee’s employment or engagement with Hexcel Group if the Hexcel Group carries out or engaged in a like business therein at such time; provided, however, that the Optionee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Optionee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Optionee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Optionee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Optionee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Optionee or any other Person, of any Person who was at the date of termination of the Optionee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Optionee worked closely or was an employee with whom the Optionee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Optionee’s employment terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products (notwithstanding the foregoing, to the extent Optionee is a California based employee, then foregoing clauses (1) and (2) shall not apply). The Optionee acknowledges that the business of the Hexcel Group is conducted nationwide and worldwide. The Optionee also acknowledges that the restrictions in this section are therefore reasonably restricted geographically to the entire United States of America, as well as all countries in which any member of the Hexcel Group does business. The Optionee also acknowledges and agrees that (I) complying with the restrictions contained in Section 5(d)(i) and Section 5(d)(ii) would not prevent the Optionee from earning a living and (II) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration, as applicable) to protect the Hexcel Group’s valid business interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other confidential and proprietary Information, protection from unfair competition, and other protectable interests).

(iii) Nothing in this Agreement prevents the Optionee from providing, without prior notice to the Company, information to any governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law or filing a charge or complaint with any securities regulatory agency or authority. This Agreement does not limit the Optionee’s right to receive an award for information provided to any securities regulatory agency or authority. Moreover, this Agreement does not, in any way, restrict or impede the Optionee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Optionee’s Section 7 rights under the National Labor Relations Act. The Optionee represents and acknowledges that he or she had a reasonable opportunity to consult with counsel of the Optionee’s choice prior to signing this Agreement.

(iv) In the event any of Section 5(d)(i) or Section 5(d)(ii) is unenforceable in the jurisdiction in which the Optionee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of any jurisdiction(s) in which the Company shall have the ability to seek remedies against the Optionee arising from any activity prohibited by this Section 5(d).

(v) Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to Option Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Optionee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Optionee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received. Without limiting the preceding sentence, the Option granted hereunder shall be subject to the Company’s Clawback Policy (CP No. 1.7) or any similar successor policy adopted by the Company.

6. Method of Exercising Option and Withholding.

(a) Subject to Section 6(b) below, the Option shall be exercised by the delivery by the Optionee to the Company at its principal office (or at such other address as may be established by the Company) of written notice of the number of Option Shares with respect to which the Option is exercised, accompanied by payment in full of the aggregate Purchase Price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, or by money transfers or direct account debits to an account designated by the Company; (ii) through the delivery of shares of Common Stock with a Fair Market Value equal to the total payment due from the Optionee; (iii) pursuant to a “cashless exercise” program if such a program is established by the Company; (iv) by the Company withholding shares of Common Stock with a Fair Market Value equal to all or any part of the payment due from the Optionee; or (v) by any combination of the methods described in (i) through (iv) above.

(b) Notwithstanding anything in this Agreement to the contrary, in the event the Option has not been exercised on or before the last business day of the Term (the “Automatic Exercise Date”), and the Fair Market Value per share of Common Stock on the Automatic Exercise Date exceeds its Purchase Price per share by U.S. $0.01 or more, as determined by the Company (or its agent), the vested portion of the Option shall be exercised automatically on the Automatic Exercise Date without further action by the Optionee (or the person or persons to whom this Option is transferred pursuant to a permitted transfer under Section 7 below). The Purchase Price with respect to such Option shall be satisfied via the net exercise procedures set forth in Section 6(a)(iv) above and the related tax withholding obligations shall be satisfied via the procedures set forth in Section 6(c) and (d) below. The Optionee specifically agrees and consents to the automatic exercise of the Option as provided in this Section 6(b).

(c) The Company shall not be obligated to deliver any Option Shares (or any other amounts hereunder) to the Optionee or the Optionee’s legal representative unless and until the Optionee or the Optionee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local, foreign or other tax required to be withheld by the Company or a Subsidiary in connection with the grant, vesting or exercise of the Option (the “Tax-Related Items”). In this regard, at the time of exercise of the Option, the Optionee hereby authorizes the Company and/or a Subsidiary, or their respective agents, to satisfy any applicable withholding obligations for Tax-Related Items by withholding Option Shares otherwise issuable to the Optionee upon the exercise of the Option with a value equal to the required withholding, provided that (a) to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Committee; and (b) in no event shall the value of the Option Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Optionee’s applicable taxing jurisdictions. If the obligation for Tax-Related Items is satisfied by withholding of Option Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Option Shares otherwise payable upon exercise of the Option, notwithstanding that a number of the Option Shares is held back solely for the purpose of satisfying the withholding obligations for Tax-Related Items. Without limiting the foregoing, the Company may permit (in accordance with procedures established by the Company) or require the Optionee to pay an amount equal to all or any portion of the applicable Tax-Related Items directly to the Company or a Subsidiary by check or wire transfer, or the Company may satisfy the Tax Related Items by withholding from the Optionee’s salary, wages, or any other amounts payable to the Optionee, in accordance with applicable law.

(d) Regardless of any action the Company or its Subsidiary takes with respect to any such Tax-Related Items, the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiary. The Optionee further acknowledges that the Company and its Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option and the subsequent sale of any Option Shares acquired at exercise; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company or its Subsidiaries may be required to collect, withhold or account for Tax-Related Items in more than one jurisdiction.

7. Exercise; Transfer. Except as provided in this Section 7, the Option is not transferable, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Upon the death of the Optionee, the Option may be exercised by the Optionee’s designated authorized person or permitted transferee, provided that such authorized person or permitted transferee has been designated prior to the Optionee’s death. Each such designation shall revoke all prior designations by the Optionee and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, the Option may be exercised only by the executors or administrators of the Optionee’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer of the Option or the right to exercise the Option, whether by will, the laws of descent and distribution, or to any permitted transferee or authorized person, shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Option that are or would have been applicable to the Optionee and to be bound by the acknowledgements made by the Optionee in connection with the grant of the Option. Any attempt to transfer the Option in contravention of this Section 7 is void ab initio. The Option shall not be subject to execution, attachment or other process.

8. No Rights in Option Shares. The Optionee shall have none of the rights of a stockholder with respect to the Option Shares unless and until shares of Common Stock are issued upon exercise of the Option.

9. Issuance of Shares. Any shares of Common Stock to be issued to the Optionee under this Agreement may be issued in either certificated form, or in uncertificated form (via the Direct Registration System or otherwise).

10. No Guarantee of Employment. Nothing set forth herein or in the Plan shall confer upon the Optionee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

11. No Entitlement or Claims for Compensation. In accepting the grant of the Option, the Optionee acknowledges the following:

(a) The Plan is established voluntarily by the Company, the grant of options under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

(b) The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

(c) All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.

(d) The Optionee is voluntarily participating in the Plan.

(e) This grant of the Option and any shares of Common Stock acquired under the Plan in connection with the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and which are outside the scope of the Optionee’s employment contract, if any.

(f) This grant of the Option and any shares of Common Stock acquired under the Plan and their value are not to be considered part of the Optionee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g) The future value of the Option Shares is unknown and cannot be predicted with certainty. If the Option Shares do not increase in value, the Option will have no value. If the Optionee exercises the Option and obtains Option Shares, the value of those Option Shares obtained upon exercise may increase or decrease in value, even below the purchase price. The Optionee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares purchased upon exercise.

(h) The Optionee shall have no rights, claim or entitlement to compensation or damages as a result of the Optionee’s cessation of employment for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Optionee ceasing to have rights under or be entitled to exercise this Option as a result of such cessation or loss or diminution in value of this Option or any of the Option Shares purchased through exercise of the Option as a result of such cessation, and the Optionee irrevocably release the Optionee’s employer, the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Optionee shall be deemed to have irrevocably waived his or her entitlement to pursue such rights or claim.

12. Data Privacy.

(a) The Optionee hereby acknowledges and understands that the Optionee’s personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Agreement by and among, as applicable, the Optionee’s employer, the Company and its Subsidiaries, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

(b) The Optionee understands that the Optionee’s employer, the Company and its Subsidiaries hold certain personal information about the Optionee regarding the Optionee’s employment, the nature and amount of the Optionee’s compensation and the fact and conditions of the Optionee’s participation in the Plan, including, but not limited to, the Optionee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company or its Subsidiaries, and details of all stock units or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, in connection with the implementation, management and administration of the Plan (the “Data”).

(c) The Optionee understands that the Data may be transferred to the Company, its Subsidiaries and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have a lower standard of data privacy rights and protections than the Optionee’s country of residence. The Optionee understands that the Optionee may request a list with the names and addresses of any recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including transfers of such Data to a broker or other third party. The Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan in accordance with applicable law. The Optionee understands that the Optionee may, at any time, request to access or be provided the Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data, in any case without cost and to the extent permitted by law, by contacting in writing the

Optionee’s local human resources representative. The Optionee may also refuse or withdraw the consents in the Agreement; the Optionee understands, however, that not providing or withdrawing consent to the processing of his/her Data may affect the Optionee’s ability to participate in the Plan. For more information on the processing of his or her Data and other personal data, the Optionee is referred to the Privacy Notice made available provided to him/her by his/her employer.

13. Country Specific Terms. Notwithstanding anything to the contrary herein, the Option shall be subject to the Country-Specific Terms attached hereto as an Addendum to this Agreement. In addition, if the Optionee relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to the Optionee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

14. Section 409A.

(a) It is intended that this Agreement comply in all respects with an exemption from the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b) In the event that the Option Shares issuable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Optionee shall be solely liable for the payment of any such taxes, penalties or interest. Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

15. Governing Law/Jurisdiction/Resolution of Disputes. This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

16. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at the last address specified in Optionee’s employment records, or such other address as the Optionee may designate in writing to the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Optionee.

17. Amendment; Waiver. The Committee may modify this Agreement upon written notice to the Optionee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Optionee under this Agreement without the Optionee’s consent. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18. Miscellaneous. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Optionee, the Optionee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

19. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Definitions. For purposes of this Agreement:

(a)
“Cause” shall mean

(a)
the willful and continued failure by the Grantee to substantially perform his duties or discharge his responsibilities to the Company, or to follow the reasonable requests of his supervisor to undertake actions falling within the scope of such duties and responsibilities; or

(b)
any fraudulent or intentional misconduct by the Grantee that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Grantee, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or

(c)
any conduct that violates the covenants set forth in Section 3(c) hereof or restrictive covenants in any other written agreement between the Grantee and the Company, or violates requirements of the Company embodied in its employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or

(d)
the Grantee becomes subject to a suspension or debarment proceeding, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Grantee lawfully to perform her duties and responsibilities.

No act, or failure to act, on the Grantee's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Grantee shall not be deemed to have been terminated for Cause without delivery to the Grantee of a written notice of termination from the Chief Executive Officer specifying the grounds for Cause.

(b)
“Change in Control” shall mean:

(a)
any person (as defined in Section 3(a)(9) of the Securities Exchange

Act of1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(b)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection (1) above; or

(c)
a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(d)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

(III) “Disability” (or becoming “Disabled”) shall mean Disability as determined under the Company’s then-existing long-term disability compensation programs;

(IV) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(V) “Good Reason” shall mean a termination by the Grantee after a reduction of more than 10% in the Grantee’s annual Total Direct Compensation (“TDC”) as in effect on the date hereof or as his TDC may be increased from time to time hereafter (except for across-the-board reductions in TDC affecting all similarly situated officers of the Company which reductions shall not count toward the 10%). TDC means the sum of the Grantee’s annual base salary, annual target award under MICP, and the grant date value of an annual equity award under the Company’s Incentive Stock Plan, as may be amended hereafter (the determination of grant date value shall be conclusively determined by the Compensation Committee for grants to the Grantee and all similarly situated officers of the Company). The Grantee shall be deemed to have waived any assertion of Good Reason unless the Grantee shall have delivered a written notice of termination to the Company, and specifying the reasons therefor, within 20 days after the effective date of such reduction. The Company shall have 10 days from the receipt of such notice to rescind or reverse the effect of such reduction and, upon doing so, both the grounds for Good Reason and the Grantee’s notice of termination automatically shall be deemed void with retroactive effect;

(VI) “Hexcel Group” shall mean the Company and its Subsidiaries;

(VII) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(VIII) “Retirement” shall mean termination of the Optionee’s employment with a member of the Hexcel Group, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Hexcel Group; and

(IX) “Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act.

ADDENDUM TO EMPLOYEE OPTION AGREEMENT

COUNTRY-SPECIFIC TERMS

FOR OPTIONEES OUTSIDE THE U.S.

These Country-Specific Terms include additional terms and conditions that govern the Option awarded to the Optionee under the Plan if the Optionee resides in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan or this Agreement and have the meanings set forth therein.

FRANCE

Tax Treatment

The Options are intended to qualify for specific treatment under French tax and social security laws and are subject to the Specific and Additional Terms and Conditions for French Employees (the “French Sub-Plan”), which has been provided to the Grantee and is incorporated herein.

UNITED KINGDOM

Termination of Service. The Optionee has no right to compensation or damages on account of any loss in respect of the Option under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Optionee’s office or employment; or (b) notice to terminate the Optionee’s office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

Annex A

NOTICE OF GRANT

EMPLOYEE STOCK OPTION

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation or a Subsidiary, has been granted an option to purchase shares of the Common Stock of Hexcel, $.01 par value, in accordance with the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Employee Option Agreement.

Optionee	Participant Name
Grant Date	Grant Date
Purchase Price	Grant Price
Aggregate Number of Shares Granted (the "Option Shares")	Number of Awards Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Employee Option Agreement as of the Grant Date.

HEXCEL CORPORATION

Optionee

By:

Gail E. Lehman

Executive Vice President, Chief Legal and Sustainability Officer and Secretary

E